Exhibit 99.4

Dow and SCGC sign MOU for a first-of-its kind partnership to transform 200KTA of plastic waste into circular products

•	First in the Asia Pacific market to seek a holistic value chain solution for circular plastic.
•	200KTA of plastic waste will be processed through both advanced and mechanical recycling by 2030.
•	Partnership expands 37-year long successful JV in Thailand to enable circular solutions in the region.

MIDLAND, Mich., May 16, 2024 – Dow (NYSE: DOW) and SCG Chemicals or SCGC, today announced the signing of a first-of-its kind memorandum of understanding (MOU) circularity partnership in the Asia Pacific region to transform 200KTA of plastic waste into circular products by 2030.

The partners intend to accelerate technology development in the value chain to enable recycling through both mechanical recycling (MR) and advanced recycling (AR) and convert a broader range of plastic waste into high-value applications.

The initial phases are expected to include establishing a value growth partnership for post-consumer recycled materials (PCR) with current suppliers, and developing technology solutions in waste sorting, MR and AR in Thailand. The phases aim to build a robust materials ecosystem in South-east Asia. This ecosystem will ultimately enable better plastic waste collection, recycling and management, and accelerate plastic circularity.

The parties anticipate that subsequent phases of the partnership will include sourcing of plastic waste feedstocks in South-east Asia including potential expansion into other parts of the region including China, Korea, Japan, Taiwan, Australia, and New Zealand.

“Asia has one of the largest sources of convertible plastic waste. We want to disrupt how the region currently handles waste and structure a new model that values, sources, and transforms plastic waste. Our partnership with SCGC will enable both companies to be key players in enabling greater circularity in the region by leveraging our complementary portfolio, research and development capabilities, and technology licensing,” said Bambang Candra, APAC commercial vice president, Packaging & Specialty Plastics, Dow. “Combined with our existing technical expertise in producing high-performance resins, our customers will also find value in the optimization of total cost in use, availability and quality of plastic waste across the materials ecosystem.”

“This collaboration between SCGC and Dow marks a significant milestone where two leading organizations in sustainable plastics will join forces to drive and elevate the circular plastic ecosystem in the Asia Pacific region efficiently throughout the value chain,” said Sakchai Patiparnpreechavud, chief executive officer and president of SCGC. “SCGC is ready to leverage its expertise in green polymer and compound technology to enhance the performance of plastic resins. This initiative aims to restore the value to used plastics according to circular economy principles through mechanical recycling and advanced recycling processes while maintaining properties that satisfy customers’ needs. This will enhance business potential and support the growing demand for high-quality PCR in the global market, from packaging to electrical appliances, reflecting SCGC’s Low Waste, Low Carbon approach concretely.”

“Dow Thailand is proud to begin a new chapter in our 57-year journey in the country with a groundbreaking circular economy partnership alongside our trusted partner, SCGC. Our 37 years of shared commitment to excellence and sustainability make SCGC the ideal partner to explore the new joint business opportunities, and together, we aim to further enhance the value we deliver to our customers and contribute to a sustainable future for the region,” added Chatchai Luanpolcharoenchai, Dow Thailand president.

The partnership supports Dow’s “Transform the Waste” target which aims to transform plastic waste and other forms of alternative feedstock to commercialize 3 million metric tons of circular and renewable solutions annually by 2030. The partnership also addresses SCGC’s sustainability goals under the “Low Waste, Low Carbon” initiative, striving for carbon neutrality by 2050. SCGC is also reducing greenhouse gas emissions by 20% and expanding its production capacity for its green polymer portfolio with a sales target of 1 million tons per year by 2030.

About Dow Thailand Group

Dow started its business in Thailand in 1967, then expanded through a joint venture with SCG in 1987 (in 2022, SCG Chemicals rebranded to SCGC). At present, Dow Thailand Group consists of Dow’s wholly owned subsidiaries and SCGC-DOW joint ventures. In addition, there is also a Solvay and Dow joint venture in Thailand. Dow Thailand Group is the largest manufacturing base for Dow in the Asia Pacific, with many manufacturing facilities in Rayong province. Its strategic markets in Thailand are packaging, building and infrastructure, and mobility industries. More information could be found at https://th.dow.com/en-us or the Thai Facebook www.facebook.com/DowThailandGroup/.

About Dow

Dow (NYSE: DOW) is one of the world’s leading materials science companies, serving customers in high-growth markets such as packaging, infrastructure, mobility and consumer applications. Our global breadth, asset integration and scale, focused innovation, leading business positions and commitment to sustainability enable us to achieve profitable growth and help deliver a sustainable future. We operate manufacturing sites in 31 countries and employ approximately 35,900 people. Dow delivered sales of approximately $45 billion in 2023. References to Dow or the Company mean Dow Inc. and its subsidiaries. Learn more about us and our ambition to be the most innovative, customer-centric, inclusive and sustainable materials science company in the world by visiting www.dow.com.

About SCGC

SCG Chemicals or SCGC is a leading integrated chemical player in ASEAN with strategic bases in Vietnam, Indonesia, and Thailand, offering a full range of petrochemical products ranging from upstream production of olefins to downstream production of 3 main plastics resins: polyethylene, polypropylene, and polyvinyl chloride. SCGC focuses on inventing “Innovation That’s Real” to drive the ASEAN economy and elevate the quality of life in accordance with ESG and circular economy. SCGC develops technology and innovation toward HVAs in infrastructure, consumable packaging, automotive, health and well-being, and energy solutions, while ensuring sustainable environmental stewardship.

For further information, please contact:

Sarah Young	Manatcha Raksamata
Dow	SCGC
+1.989.638.6871	+66 64991 4156
syoung3@dow.com	manatcsa@scg.com

Apiradee Poopirom
Dow
+66 24917296 / +66 81802 6933
papiradee@dow.com

®TM Trademark of The Dow Chemical Company (“Dow”) or an affiliated company of Dow

Photo 1: Bambang Candra, APAC commercial vice president, Packaging & Specialty Plastics, Dow.

Caption: Bambang Candra, APAC commercial vice president, Packaging & Specialty Plastics, Dow at MOU signing.

Photo 2: Senior Leaders at Dow SCGC MOU signing

Caption: Senior Leaders witness signing of a first-of-its kind circularity partnership in the Asia Pacific region to create an effective platform for plastic recycling. From left to right from SCGC: Chatri Eamsobhana, chief commercial officer; Suracha Udomsak, chief innovation officer; Mongkol Hengrojanasophon, chief operations officer; Sakchai Patiparnpreechavud, chief executive officer and president; Tanawong Areeratchakul, advisor to the President & CEO, SCG. From left to right from Dow: Chatchai Luanpolcharoenchai, Thailand president; Bambang Candra, APAC commercial vice president, Packaging & Specialty Plastics; Ekkasit Lakkananithiphan, senior regional commercial director, Thailand; Kodak Xiao, senior business sustainability director, P&SP APAC; Libby Tavares, associate R&D/TS&D director.